EXHIBIT 99.1

Zomedica Announces Second Quarter 2021 Financial Results

TRUFORMA® Instrument Placement Program Implemented to  Incentivize Future Assay Sales

ANN ARBOR, Mich., Aug. 11, 2021 (GLOBE NEWSWIRE) -- Zomedica Corp. (NYSE American: ZOM) (“Zomedica” or the “Company”), a veterinary health company creating point-of-care diagnostics products for dogs and cats, today reported consolidated financial results for the three and six months ended June 30, 2021. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Robert Cohen, Chief Executive Officer of Zomedica stated that, “I fully understand and appreciate that what all of our stakeholders, both internal and external, want to see is continued execution on our goals and the building of increased value in our business. For quite some time now, we have been focused on executing on the many behind the scenes activities necessary to advance and grow a young company. After a delay due, in part, to the unexpected sale of our distribution partner and the lack of completion of the fT4 and ACTH assays from our development partner, we have implemented a new plan to place TRUFORMA® Instruments in veterinary clinics. That program -- named our Customer Appreciation Program -- provides interested customers with a TRUFORMA® Instrument pursuant to a written agreement under which the customer agrees to purchase assay cartridges for use on that Instrument. Our intent not only is to sell cartridges to be used on these Instruments, but also to establish an installed base of TRUFORMA® Instruments so that assays available in the future can be added to their then-existing usage, similar to a razor/razor blade model. From July 13th, when we began the program, to yesterday, we have secured 41 signed Instrument placement agreements and have installed 25 TRUFORMA® Instruments under our Customer Appreciation Program. These installations tend to lag approximately one to two weeks behind the signature of an agreement. We are likely to continue the Customer Appreciation Program until the availability of the fT4 assay.”

Mr. Cohen continued, “Our business development efforts also are continuing. We have evaluated many opportunities, and intend to carefully evaluate all opportunities that we or others bring to Zomedica. Potential structures of interest to the Company range from acquisition to distribution of third-party products to minority investment to securing the rights to developing technologies, all with the intended goal of enhancing the value of Zomedica by providing additional high-quality products to our direct sales organization and additional value to both our installed base of customers and new customers. With the continued growth in the animal health market, we believe that now is an opportune time to expand our product offerings in this exciting industry.”

“To support TRUFORMA®, our sales organization now has grown to include 10 Regional Diagnostic Specialists and Territory Diagnostic Specialists, 3 Professional Services Veterinarians, and 2 Inside Sales Representatives, all supported by a Customer Service Department and managed by our Chief Commercial Officer, Vice President of Sales, and two Area Sales Directors. We continue to recruit additional members of the sales organization and expect to have our sales and support teams at full planned strength by the end of the Fall. We believe that this team is capable of supporting not only TRUFORMA®, but also any additional products that are added to Zomedica.”

Summary Second Quarter 2021 Results

Zomedica reported a net loss for the three and six months ended June 30, 2021 of approximately $4.7 million, or $.005 per share, and approximately $8.7 million, or $0.01 per share, respectively, compared to a net loss of approximately $5.3 million, or $0.02 per share, for the three months ended June 30, 2020, an increase in income of approximately $0.6 million, or 11% and a net loss of approximately $7.8 million, or $0.05 per share for the six months ended June 30, 2020, a decrease in income of approximately $0.9 million, or 13%.

Revenue for the three and six months ended June 30, 2021 was $15,693 and $29,817, respectively, and resulted from the sale of our TRUFORMA® products and associated warranties. We commenced commercialization of TRUFORMA® on March 15, 2021 and, accordingly, had only limited sales activity in the first and second quarters of 2021.

The Company believes that market acceptance of TRUFORMA® has been adversely impacted by delays in the development of our fT4 and ACTH assays by our development partner. We expect that market adoption of TRUFORMA® will be challenging until our fT4 and ACTH assays are available for commercial release. We expect that the fT4 assay will be available for commercial sale in the fall of 2021 and that the ACTH assay will be available for commercial sale by the end of 2021.

Cost of revenue for the three and six months ended June 30, 2021 was $35,876 and $41,533, respectively. As noted above, commercialization of TRUFORMA® commenced on March 15, 2021. The Company expects that cost of revenue will increase as we sell additional products in subsequent periods.

Research and development expense for the three and six months ended June 30, 2021 was approximately $0.3 million and approximately $0.7 million, respectively, compared to approximately $3.9 million and $4.5 million for the three and six months ended June 30, 2020, respectively, representing a decrease of approximately $3.6 million, or 93%, over the prior three-month period and a decrease of approximately $3.1 million, or 85%, for the prior six-month period. The decrease in both periods was a result of an overall reduction in research and development activity as the Company curtailed our drug development activities, and a reduction in development costs related to TRUFORMA® as the Company completed development of the instrument and three of the first five assays and began transitioning to commercialization activities.

Selling, general and administrative expense for the three months ended June 30, 2021 was approximately $5.0 million, compared to approximately $1.4 million for the three months ended June 30, 2020, an increase of approximately $3.6 million, or 261%. The increase primarily was due to an increase in share-based compensation expense which was approximately $1.7 million for the three months ended June 30, 2021, compared to approximately $0.1 million for the comparable period in 2020. Other significant increases include regulatory fees incurred for the annual shareholders meeting of approximately $0.9 million, salaries of approximately $0.6 million, professional fees of approximately $0.3 million, contracted expenditures of approximately $0.1 million, and marketing, travel and office expense of $0.1 million.

Liquidity and Outstanding Share Capital

Zomedica had cash and cash equivalents of approximately $276.2 million as of June 30, 2021, compared to approximately $29.1 million as of June 30, 2020. The increase in cash during the three months ended June 30, 2021 is mainly a result of the cash flows from financing activities, partially offset by cash flows used in operating and investing activities as discussed below.

As of June 30, 2021, Zomedica had shareholders’ equity of approximately $276.1 million. After giving effect to exercises of warrants and stock option exercises in July 2021, as of August 11, 2021, Zomedica’s pro forma shareholders’ equity as of June 30, 2021 would have been approximately $276.4 million.

Net cash used in operating activities for the six months ended June 30, 2021 was approximately $4.4 million, compared to approximately $7.9 million for the six months ended June 30, 2020, a decrease of approximately $3.5 million, or 45%. Approximately $3.0 million of current period expense is non-cash expense associated with stock compensation, recorded as a result of stock option grants in 2020, compared to the prior period of approximately $0.3 million, approximately $0.5 million in gains recognized on extinguishment of debt, and a loss on disposal of property of $0.2 million. Other non-cash activity included amortization and depreciation of approximately $0.2 million. Accounts payable increased by approximately $1.9 million, offset in part by an increase in inventory purchases of approximately $0.8 million.

Net cash used in investing activities for the six months ended June 30, 2021 was approximately $0.1 million, compared to net cash provided of approximately $1.0 million for the six months ended June 30, 2020, an increase in net cash used of approximately $1.1 million, or 114%. The increase in net cash used in investing activities was due to the receipt of cash from the modification of our lease in the first half of 2020 compared to investments of intangible and other property and equipment in the current period.

Net cash from financing activities for the six months ended June 30, 2021 was approximately $218.7 million, compared to approximately $35.5 million for the six months ended June 30, 2020, an increase of approximately $183.2 million, or 517%. The increase resulted primarily from the sale of our equity securities for total gross proceeds of approximately $199.5 million, cash received of approximately $32.1 million from warrant exercises, and cash received of approximately $1.4 million from stock option exercises, offset by stock issuance costs of approximately $14.3 million.

As of June 30, 2021, Zomedica had an unlimited number of authorized common shares with 977,950,993 common shares issued and outstanding. As of August 11, 2021, Zomedica had 979,728,168 common shares issued and outstanding.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

For additional information regarding TRUFORMA®, please click on the TRUFORMA® tab at the top of the home page on the Zomedica website (www.zomedica.com).

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for dogs and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory
Except for statements of historical fact, this news release contains certain "forward-looking information" or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to American economic growth, demand for the Company’s products, the Company’s ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to supply equipment and assays in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contact:
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